Exhibit 10.1

AMYLIN PHARMACEUTICALS, INC.

2003 NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN

ADOPTED APRIL 2, 2003

APPROVED BY STOCKHOLDERS MAY 14, 2003

ORIGINAL EFFECTIVE DATE: APRIL 2, 2003

AMENDED BY THE BOARD: MARCH 16, 2009

LAST AMENDED BY THE BOARD: MARCH 1, 2011

1. PURPOSES AND RELATIONSHIP WITH THE COMPANY’S 2009 EQUITY INCENTIVE PLAN.

(a) Eligible Award Recipients. The persons eligible for Initial Option Grants, Annual Option Grants and Annual RSU Grants are the Non-Employee Directors of the Company.

(b) Available Awards. The purpose of the Plan is to provide a means by which Non-Employee Directors may be given an opportunity to benefit from increases in the value of the Common Stock through the granting of Nonstatutory Stock Options and Restricted Stock Unit Awards.

(c) General Purpose. The Company, by means of the Plan, seeks to retain the services of its Non-Employee Directors, to secure and retain the services of new Non-Employee Directors and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

(d) Relationship with the Company’s 2009 Equity Incentive Plan. All Options and RSUs granted pursuant to the Plan shall be deemed to have been issued under and pursuant to the terms of the Incentive Plan and subject to all the terms and conditions of the Incentive Plan except to the extent otherwise provided for in the Plan. In the event that any of the terms or conditions of the Incentive Plan are inconsistent with or in conflict with any of the terms or conditions of the Plan, the Options or the RSUs, the terms and conditions of the Plan, the Options or the RSUs shall control.

2. DEFINITIONS.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Award” means an Option or RSU granted pursuant to the Plan.

(c) “Awardholder” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(d) “Anniversary Date” means with respect to each Award, the date that is the first anniversary of the applicable date of grant of the Award.

(e) “Annual Option Grant” means an Option granted annually to all Non-Employee Directors who meet the criteria specified in subsection 6(b) of the Plan.

(f) “Annual RSU Grant” means an RSU granted to all Non-Employee Directors who meet the criteria specified in subsection 6(c) of the Plan.

(g) “Annual Meeting” means the annual meeting of the stockholders of the Company.

(h) “Board” means the Board of Directors of the Company.

(i) “Change in Control” means the occurrence of any of the following: (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (ii) there is consummated a sale or other disposition of all or substantially all of the assets of the Company (other than a sale to an entity where at least 50% of the combined voting power of the voting securities of such entity are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale); (iii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such transaction, the stockholders immediately prior to the consummation of such transaction do not own, directly or indirectly, outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Common Stock” means the common stock of the Company.

(l) “Company” means Amylin Pharmaceuticals, Inc., a Delaware corporation.

(m) “Consultant” means any person, including an advisor, whether an individual or an entity, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate and who is compensated for such services. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors, and the payment of a director’s fee by the Company for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

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(n) “Continuous Service” means that the Awardholder’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. An Awardholder’s Continuous Service shall not be deemed to have terminated by reason of a change in the capacity in which such Awardholder renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which such Awardholder renders such service, provided that there is otherwise no interruption or termination of such Awardholder’s Continuous Service. For example, a change in status from a Non-Employee Director of the Company to a Consultant of an Affiliate or an Employee of the Company will not constitute an interruption of Continuous Service. To the extent permitted by applicable laws, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(o) “Deferred Compensation Plan” means the Company’s 2001 Non-Qualified Deferred Compensation Plan, or any successor deferred compensation plan thereto.

(p) “Director” means a member of the Board of Directors of the Company.

(q) “Employee” means any person employed by the Company or an Affiliate. A person shall not be deemed an Employee by reason of such person’s service as a Director and/or payments of director’s fees to such person.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board and in a manner that complies with Section 409A and 422 of the Code.

(t) “Incentive Plan” means the Company’s 2009 Equity Incentive Plan or any successor equity incentive plan thereto.

(u) “Initial Option Grant” means an Option granted to a Non-Employee Director who meets the criteria specified in subsection 6(a) of the Plan.

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(v) “Non-Employee Director” means a Director who is not an Employee.

(w) “Nonstatutory Stock Option” means an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Option” means a Nonstatutory Stock Option granted pursuant to the Plan.

(y) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(z) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(aa) “Plan” means this Amylin Pharmaceuticals, Inc. 2003 Non-Employee Directors’ Equity Incentive Plan.

(rr) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(c) of the Plan.

(bb) “RSU” means a Restricted Stock Unit Award granted pursuant to the Plan.

(cc) “RSU Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(dd) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

3. ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan.

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine the provisions of each Award to the extent permitted in the Plan.

(ii) To construe and interpret the Plan and Award granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan as provided in Section 10.

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(iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4. AWARDS ISSUED UNDER INCENTIVE PLAN.

All Awards granted pursuant to the Plan shall be deemed to have been granted under the Incentive Plan, and the shares of Common Stock issuable upon exercise or settlement of such Awards shall be issuable out of the shares reserved for issuance under the Incentive Plan pursuant to Section 4 of the Incentive Plan.

5. ELIGIBILITY.

The Awards as set forth in Section 6 automatically shall be granted under the Plan to all Non-Employee Directors in accordance with the provisions of Section 6.

6. NON-DISCRETIONARY GRANTS.

(a) Initial Option Grants. Each person who is elected or appointed by the Board or stockholders of the Company for the first time to be a Non-Employee Director subsequent to April 2, 2003 and who has not served as a Director at any time during the two-year period immediately preceding the date of such election or appointment, automatically shall, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted an Initial Option Grant to purchase thirty thousand (30,000) shares of Common Stock on the terms and conditions set forth herein, which Initial Option Grant shall be effective as of the date of such election or appointment.

(b) Annual Option Grants. Immediately following each Annual Meeting held after April 2, 2003, each Non-Employee Director who (i) was serving as a Director immediately prior to the meeting and (ii) is re-elected to his or her Board position at such Annual Meeting, shall automatically shall be granted, effective as of the date of such Annual Meeting (and in addition to any Annual RSU Grant granted pursuant to Section 6(c)) an Annual Option Grant to purchase twenty thousand (20,000) shares of Common Stock on the terms and conditions set forth herein.

(c) Annual RSU Grants. Immediately following each Annual Meeting held after March 1, 2011, each Non-Employee Director who (i) was serving as a Director immediately prior to the meeting and (ii) is re-elected to his or her Board position at such Annual Meeting, shall automatically shall be granted, effective as of the date of such Annual Meeting (and in addition to any Annual Option Grant granted pursuant to Section 6(b)) an Annual RSU Grant in respect of three thousand (3,000) shares of Common Stock on the terms and conditions set forth herein.

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7. OPTION PROVISIONS.

Each Option granted shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions, and may include other provisions to the extent those provisions are permitted or required by the Incentive Plan and are not inconsistent with or in conflict with the terms and conditions of the Plan:

(a) Term. No Option shall be exercisable after the expiration of seven (7) years from the date it was granted.

(b) Exercise Price. The exercise price of each Option shall be one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) Vesting Schedule. The Option shall vest and become exercisable as follows:

(i) Initial Option Grants: (A) if the applicable Optionholder’s Continuous Service continues through the Anniversary Date, such Option shall become exercisable as of the Anniversary Date with respect to one-fourth (1/4th) of the total number of shares of Common Stock subject to such Option; and (B) over the thirty-six month period following the Anniversary Date, for so long as the applicable Optionholder’s Continuous Service continues, such Option shall become exercisable with respect to an additional one forty-eighth (1/48) of the total number of shares of Common Stock subject to such Option on each monthly anniversary of the Anniversary Date until such Option has become fully exercisable.

(ii) Annual Option Grants: such Option shall become exercisable in twelve equal monthly increments over a period of one (1) year following the date of grant of such Option for so long as the applicable Optionholder’s Continuous Service continues.

8. RSU PROVISIONS.

Each RSU granted shall include (through incorporation of provisions hereof by reference in the RSU Award Agreement or otherwise) the substance of each of the following provisions, and may include other provisions to the extent those provisions are permitted or required by the Incentive Plan and are not inconsistent with or in conflict with the terms and conditions of the Plan:

(a) Vesting Schedule. If the applicable Awardholder’s Continuous Service continues through the Anniversary Date, such RSU shall fully vest as of the Anniversary Date.

(b) Issuance Schedule. The Common Stock to be issued in respect of an RSU shall be issued in accordance with the terms of the RSU Award Agreement.

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(c) Deferral Election Permitted. Each RSU is eligible to be deferred under and in accordance with the terms of the Deferred Compensation Plan and the form of RSU Award Agreement.

9. MISCELLANEOUS.

The Board shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or RSU or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

10. ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments. If any change is made in the Common Stock subject to the Incentive Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) of securities subject to Awards granted under the Plan and the number of securities to be issued upon the exercise of Options or in respect of RSUs granted under the Plan, and the outstanding Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Awards shall terminate immediately prior to such event.

(c) Asset Sale, Merger, Consolidation or Reverse Merger. In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (individually, a “Corporate Transaction”), then any surviving corporation or acquiring corporation shall assume any Awards outstanding under the Plan or shall substitute similar awards (including awards to acquire the same consideration paid to the stockholders in the Corporate Transaction for those outstanding under the Plan). In the event any surviving corporation or acquiring corporation refuses to assume such Awards or to substitute similar awards for those outstanding under the Plan, then with respect to Awards held by Awardholders whose Continuous Service has not terminated, the vesting of such Awards (and, if applicable, the time during which such Awards may be exercised or the shares in respect of such awards shall be issued) shall be accelerated in full, and the Awards shall terminate if not exercised (if applicable) at or prior to the Corporate

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Transaction. With respect to any other Awards outstanding under the Plan, such Awards shall terminate if not exercised (if applicable) prior to the Corporate Transaction.

(d) Change in Control. Notwithstanding any other provisions of the Plan to the contrary, if a Change in Control occurs and the Awardholder’s Continuous Service has not terminated prior to the effective date of such Change in Control, then the vesting of such Awards (and, if applicable, the time during which such Awards may be exercised or the shares in respect of such awards shall be issued) shall be accelerated in full as of the effective date of the Change in Control. Following such Change in Control (other than a Change in Control resulting from a plan of complete dissolution or liquidation of the Company) and notwithstanding any other provision of the Plan to the contrary and provided that the Awardholder’s Continuous Service has not terminated prior to the effective date of the Change in Control, then the Awardholder’s Options shall expire on the earliest of (i) 12 months following the effective date of such Change in Control or (ii) the expiration of the term of the Option.

(e) Impact of Corporate Transaction or Change in Control on RSU Awards that are Deferred Compensation. Notwithstanding any other provisions of the Plan or the Incentive Plan to the contrary, with respect to any RSU Awards that are “deferred compensation” for purposes of Section 409A of the Code (“Deferred Compensation RSUs”), regardless of whether the vesting of any Deferred Compensation RSUs accelerates, the applicable scheduled issuance date of any shares of Common Stock in respect of the Deferred Compensation RSUs shall not be accelerated in connection with any Corporate Transaction or Change in Control, and the surviving or acquiring corporation (or its parent company) (the “Acquiring Entity”) must either assume, continue or substitute the Deferred Compensation RSUs, and shares subject to the Deferred Compensation RSUs that vest, if any, shall be issued by the Acquiring Entity in accordance with the terms of the RSU Award Agreement and the applicable deferral election in effect under the Company’s Deferred Compensation Plan. However, nothing in this provision is intended to prohibit the Company’s exercise of its discretion to terminate the Deferred Compensation Plan and outstanding deferrals pursuant to Article 10 thereof, and thereby accelerate an issuance of shares in respect of Deferred Compensation RSUs in connection with a 409A Change of Control. For such purposes, a “409A Change in Control” is a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Code Section 409A(a)(2)(A)(v) and applicable guidance thereunder.

(f) Parachute Payments. If any payment or benefit the Awardholder would receive pursuant to a Change in Control from the Company or otherwise would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this subsection, be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then such payment or benefit shall be either (x) provided to the Awardholder in full or (y) provided to the Awardholder as to such lesser extent which would result in no portion of the payment or benefit being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes (all computed at the highest applicable marginal rate),

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results in the receipt by the Awardholder, on an after-tax basis, of the greatest amount of payment or benefits, notwithstanding that all or some portion of such payment or benefits may be taxable under the Excise Tax. Unless the Company and the Awardholder otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a different nationally recognized accounting firm to make the determinations required hereunder (the accounting firm so engaged pursuant to the two immediately preceding sentences, the “Accountants”). If a reduction in payments or benefits constituting “parachute payments” is necessary so that the payments or benefits equal the amount determined pursuant to clauses (x) and (y) above, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of Awards; reduction of employee benefits. In the event that acceleration of vesting of Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Awardholder’s Awards. For purposes of making the calculations required by this subsection, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the Awardholder shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subsection. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this subsection.

If, notwithstanding any reduction described in this subsection, the Internal Revenue Service (the “IRS”) determines that the Awardholder is liable for the Excise Tax as a result of the receipt of a payment or benefits as described above, then the Awardholder shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Awardholder challenges the final IRS determination, a final judicial determination, a portion of the payment or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to the payment or benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Awardholder’s net after-tax proceeds with respect to any payment or benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment or benefits) shall be maximized. The Repayment Amount with respect to the payment or benefits shall be zero if a Repayment Amount of more than zero would not result in the Awardholder’s net after-tax proceeds with respect to the payment or benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Awardholder shall pay the Excise Tax.

Notwithstanding any other provision of this subsection, if (i) there is a reduction in a payment or benefits as described in this subsection, (ii) the IRS later determines that the Awardholder is liable for the Excise Tax, the payment of which would result in the maximization of the Awardholder’s net after-tax proceeds (calculated as if the Awardholder’s payment or benefits had not previously been reduced), and (iii) the Awardholder pays the Excise Tax, then the Company shall pay to the Awardholder those benefits which were reduced pursuant to this subsection contemporaneously or as soon as administratively possible after the Awardholder

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pays the Excise Tax so that the Awardholder’s net after-tax proceeds with respect to the payment or benefits is maximized.

If the Awardholder either (i) brings any action to enforce rights pursuant to this subsection, or (ii) defends any legal challenge to its rights hereunder, the Awardholder shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that, in the event such action is commenced by the Awardholder, the court finds the claim was brought in good faith.

11. AMENDMENT OF THE PLAN AND AWARDS.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 9 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

(b) Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

(c) No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Awardholder and (ii) the Awardholder consents in writing.

(d) Amendment of Awards. The Board at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Awardholder and (ii) the Awardholder consents in writing.

12. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the Awardholder.

13. EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Option shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

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14. CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan without regard to such state’s conflict of laws rules.

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